UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2010 (December 16, 2010)

Chesapeake Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-34831	80-0534394
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

(Address of principal executive office) (Zip Code)

(405) 935-1500

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On December 16, 2010, Magnolia Midstream Gas Services, L.L.C. (“Buyer”), a wholly-owned indirect subsidiary of the Chesapeake Midstream Partners, L.P. (the “Partnership”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Louisiana Midstream Gas Services, L.L.C. (“Seller”), and Chesapeake Midstream Development, L.P. (“CMD,” and together with Seller, the “Seller Parties”), and, for certain limited purposes, Chesapeake Midstream Management, L.L.C. (“CMM”). All of the parties are subsidiaries or affiliates of Chesapeake Energy Corporation (“Chesapeake”). Pursuant to the terms of the Purchase Agreement, Buyer agreed to acquire all of the Seller Parties’ right, title and interest in and to assets and assume certain liabilities associated with the Springridge natural gas gathering system in the Haynesville Shale, other than certain excluded assets and retained obligations (the “Acquisition”).

The Acquisition closed on December 21, 2010, with an economic effective date of December 1, 2010. Terms of the transaction were approved by the Board of Directors of the Partnership’s general partner and by the Board’s conflicts committee, which is comprised entirely of independent directors. The purchase price for the Acquisition consisted of $500 million, subject to post-closing adjustment, which was financed with a draw on the Partnership’s revolving credit facility of approximately $250 million and the balance through cash on hand.

The Purchase Agreement contained customary representations and warranties, covenants and closing conditions. Pursuant to the Purchase Agreement and subject to specified limitations, the Seller Parties have agreed to indemnify Buyer, its Affiliates (as defined in the Purchase Agreement), and the respective officers, directors, employees, partners, members, equity holders, agents and investment advisers of any of the foregoing against certain losses resulting from any breach of any representations, warranties and covenants of the Seller Parties, and for certain other matters. The Buyer has agreed to indemnify the Seller Parties, their Affiliates (as defined in the Purchase Agreement), and the respective officers, directors, employees, partners, members, equity holders, agents and investment advisers of any of the foregoing against certain losses resulting from any breach of any representations, warranties and covenants of the Buyer, and for certain other matters.

The above summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Springridge Gas Gathering Agreement

In connection with the Acquisition, on December 21, 2010, Buyer entered into a 10-year natural gas gathering agreement (the “Gas Gathering Agreement”) with wholly-owned subsidiaries of Chesapeake, Chesapeake Energy Marketing, Inc. (“CEMI”), Chesapeake Operating, Inc (“COI”), Empress, L.L.C. (“Empress”) and Chesapeake Louisiana L.P. (“CLLP” and, together with CEMI, COI and Empress, “CHK Springridge”). Pursuant to the Gas Gathering Agreement, Buyer will provide gathering, treating, compression and dehydration services, as applicable, for natural gas delivered by CHK Springridge to Buyer’s gathering system in the Springridge area of mutual interest (the “Springridge AMI”). The Gas Gathering Agreement provides Buyer with a dedication of substantially all of the natural gas owned or controlled by CHK Springridge and produced from or attributable to existing and future wells located on oil, gas and mineral leases pertaining to the Haynesville and Bossier formations within the Springridge AMI.

Pursuant to the Gas Gathering Agreement, CHK Springridge has committed to deliver specified minimum volumes of natural gas to the Partnership’s Springridge gathering system for each year from 2011 through 2013. The aggregate minimum volume commitments begin at approximately 103.7 Bcf for 2011 (or an average of approximately 0.284 Bcf/d) and increase on an annual basis pursuant to the terms of the Gas Gathering Agreement to approximately 118.5 Bcf for 2012 (or an average of approximately 0.325 Bcf/d) and 134.6 Bcf for 2013 (or an average of 0.369 Bcf/d). The minimum volume commitments may be reduced in certain instances. In the event CHK Springridge does not meet its minimum volume commitment, as adjusted in certain instances, for any annual period during the minimum volume commitment period, CHK Springridge will be obligated to pay Buyer a fee equal to the Springridge fee for each Mcf by which CHK Springridge’s minimum volume commitment for the year exceeds the actual volumes gathered on the system attributable to CHK Springridge’s production. To the extent natural gas gathered on the system from CHK Springridge during any annual period exceeds CHK Springridge’s minimum volume commitment for the period, CHK Springridge will be obligated to pay Buyer the Springridge fee for all volumes gathered, and the excess volumes will be credited first against the minimum volume commitment of such CHK Springridge for 2013 and then against the minimum volume commitments of each preceding year. In the event that the minimum volume commitment for any period is credited in full, the minimum volume commitment period will be shortened to end on the immediately preceding period.

Buyer has certain connection obligations similar to those under the Partnership’s existing gas gathering agreement in its Barnett Shale region. CHK Springridge is entitled to “Priority 1 Service.” If capacity on a system is curtailed or reduced, or capacity is otherwise insufficient, the holders of Priority 1 Service will be curtailed last.

Volumetric losses in CHK Springridge’s natural gas attributable to lost and unaccounted for natural gas, as well as volumetric reductions related to the use of fuel gas for gathering, compression, dehydrating, processing and treating, are, with respect to a particular gathering system, shared and allocated among CHK Springridge and other third-party shippers in the proportion that each party delivers gas to such system. Buyer has agreed to negotiate with CHK Springridge to establish a mutually acceptable volumetric-based cap on fuel gas and lost and unaccounted for gas and electricity on the Partnership’s systems with respect to its volumes. Although Buyer has not yet agreed on a cap with CHK Springridge, to the extent Buyer were to exceed an agreed-upon cap in the future, it may incur significant expenses to replace the volume of natural gas used as fuel, lost or unaccounted for, or electricity in excess of such cap based on then current natural gas and electricity prices. Accordingly, this replacement obligation will subject the Partnership to direct commodity price risk.

The Gas Gathering Agreement is fee-based, and Buyer is paid a specified fee per Mcf for natural gas received on the Partnership’s gathering system. Volumes of natural gas that receive compression service will be subject to an additional compression fee. The fees are subject to an automatic annual escalator at the beginning of each year. The agreement also contains a fee redetermination mechanism. The fee redetermination mechanism was designed to support a return on the Partnership’s invested capital as Buyer meets its obligation to connect its customers’ operated wells to its gathering systems. The first redetermination period will extend from December 1, 2010 through December 31, 2012, and subsequent redetermation periods will be the calendar years 2013 through 2020. An adjustment to fees for the gathering systems in the region with CHK Springridge will be determined based on the factors specified in the Gas Gathering Agreement, including, but not limited to differences between Buyer’s actual revenues, capital expenditures and compression expenses as of the redetermination date and the scheduled estimates of these amounts for the period ending December 31, 2020, made as of November 30, 2010. The annual upward or downward fee adjustment is capped at 15% of the then prevailing fees at the time of redetermination. If Buyer and CHK Springridge do not agree upon a redetermination of the fees within 30 days after the commencement of a new redetermination period, an industry expert will be selected to determine adjustments to the fees pursuant to the redetermination provisions in the agreement. Redetermined fees will go into effect on the first day of the month following the date on which the adjusted fee is finally determined.

The primary term of the agreement continues through December 31, 2020, after which the agreement continues in effect on a year-to-year basis unless terminated by either party. Buyer has entered into a guaranty with Chesapeake relating to, among other agreements, the Gas Gathering Agreement. The guaranty provided by Chesapeake is a guaranty of payment and performance and not of collection.

Amended and Restated Gas Compressor Master Rental and Servicing Agreement

In connection with the Acquisition, on December 21, 2010, the previously existing gas compressor master rental and servicing agreement (the “Compression Agreement”) between Chesapeake MLP Operating, L.L.C., a wholly-owned subsidiary of the Partnership, and MidCon Compression, LLC, a wholly-owned indirect subsidiary of Chesapeake (“MidCon Compression”), was amended and restated, on terms substantially similar to those under the Partnership’s original compression agreement, to include the AMI associated with the Springridge natural gas gathering system and to allow for the addition of future AMI.

Similar to the original compression agreement, under the amended and restated Compression Agreement, the Partnership has granted MidCon Compression the exclusive right to lease and rent compression equipment to the Partnership in the acreage dedications, at a fixed fee, through September 30, 2016. Thereafter, the Partnership will have the right to continue leasing such equipment through September 30, 2019, at market rental rates to be agreed upon between the parties or to lease compression equipment from unaffiliated third parties.

The Compression Agreement expires on September 30, 2019, but will continue from year-to-year thereafter, unless terminated by the Partnership no less than 60 days prior to the end of the term or any year thereafter.

Relationships

All of the parties to the Acquisition and related agreements described herein are subsidiaries or affiliates of Chesapeake. The terms of the Acquisition and related agreements were approved by the Board of Directors of the general partners of the Partnership and by the Board’s conflicts committee. The conflicts committee, a committee comprised of the independent members of the General Partner’s Board of Directors, retained independent legal and financial advisors to assist it in evaluating and negotiating the Acquisition. In approving the Acquisition, the conflicts committee based its decision in part on an opinion from the independent financial advisor that the consideration to be paid by the Partnership is fair, from a financial point of view, to the Partnership.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 above with respect to the Acquisition is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The Partnership will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The Partnership will file the financial statements required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(d) Exhibits

2.1*	Asset Purchase Agreement by and among Louisiana Midstream Gas Services, L.L.C., Chesapeake Midstream Development, L.P. and Magnolia Midstream Gas Services L.L.C., and, for certain limited purposes, Chesapeake Midstream Management, L.L.C., dated as of December 16, 2010.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHESAPEAKE MIDSTREAM PARTNERS, L.P.

	By:	Chesapeake Midstream GP, L.L.C.,
its general partner

Dated: December 22, 2010

	By:	/s/ David C. Shiels
		Name:	David C. Shiels
		Title:	Chief Financial Officer

EXHIBIT INDEX

2.1*	Asset Purchase Agreement by and among Louisiana Midstream Gas Services, L.L.C., Chesapeake Midstream Development, L.P. and Magnolia Midstream Gas Services L.L.C., and, for certain limited purposes, Chesapeake Midstream Management, L.L.C., dated as of December 16, 2010.

*	Pursuant to Item 601(b)(2) of Regulation S-K, the registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.